[DESCRIPTION] CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                              Exhibit 3.3

          CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
            For use by Domestic Profit and Nonprofit Corporations

           Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.  The present name of the corporation is:   Alternate Postal Delivery, Inc.

2.  The identification number assigned by the Bureau is:    452-574

3.  The location of the registered office is:

    One Ionia S.W., Suite 300        Grand Rapids, Michigan    49503

4. Article I of the Articles of Incorporation is hereby amended to read as follows:

    The name of the corporation is Alternate Marketing Networks, Inc.

5.  (For amendments adopted by unanimous consent of incorporators before the
     first meeting of the board of directors or trustees.)     N/A

6. (For profit corporations, and for nonprofit corporations whose articles state the corporation is organized on a stock or on a membership basis.)

     The foregoing amendment to the Articles of Incorporation was duly adopted on the 30th day of April, 1998 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

     [X] at a meeting. The necessary votes were cast in favor of the amendment.

Profit Corporations

Signed this 30th day of April, 1998.
By: /s/ Sandra J. Smith
Sandra J. Smith
Chief Financial Officer

Filed of Record with the Secretary of State of Michigan on May 6, 1998.